Exhibit 99.5

FORM OF 10b5-1 SALE PLAN AGREEMENT

November 26, 2025

This letter agreement (this “Letter Agreement”) confirms the terms and conditions under which TotalEnergies SE, a French société européenne, and TotalEnergies Marketing Services SAS, a French a société par actions simplifiée (together, the “Seller”), hereby establishes a plan (the “Plan”) to sell shares of common stock, par value $0.0001 per share (the “Securities”), of Clean Energy Fuels Corp., a Delaware corporation (the “Issuer”), and under which J.P. Morgan Securities LLC (“JPMS”) will act as its exclusive agent to execute the Plan.

1.	Appointment of JPMS. The Seller hereby appoints JPMS as its exclusive agent to sell Securities pursuant to the Plan. It is the Seller’s intention that such sales benefit from the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Plan and the transactions contemplated hereby comply with the requirements of paragraph (c)(1)(i)(B) of Rule 10b5-1 (including, without limitation, required cooling off period, limit on overlapping plans and limit on number of plans per year). Accordingly, the Seller hereby agrees that the terms of this Letter Agreement and the Plan shall be interpreted to comply with the requirements of such paragraph (c)(1)(i)(B) and that it shall not take, nor permit any person or entity under its control to take, any action that could result in such sales not so complying with the requirements of such paragraph (c)(1)(i)(B).

2.	Term.

(a)	JPMS is authorized to commence selling Securities on the later of (i) February 26, 2026 or (ii) two business days after the date of disclosure of the Issuer’s financial results in an Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Start Date”), and this Letter Agreement and the Plan shall terminate upon the earliest of (the period from and including the Start Date to such termination, the “Plan Period”):

(i)	the close of business on the 18 month anniversary of the date hereof;

(ii)	the completion of all sales contemplated by the Plan;

(iii)	subject to Section 10 below, the receipt by either party from the other of written notice of termination;

(iv)	the existence of any legal or regulatory restriction that would prohibit any sale pursuant to the Plan;

(v)	the public announcement of any merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Securities into shares of a company other than the Issuer, or of the conversion of the Securities into rights to receive fixed amounts of cash or into debt securities and/or preferred stock, or of the sale of all or substantially all of the assets of the Issuer on a consolidated basis to an unrelated person or entity; and

(vi)	the failure of the Seller to comply with Section 6 hereof.

(b)	If, as contemplated by paragraph (a)(iv) of this Section 2, at any time during the term of this Letter Agreement, any legal or regulatory restriction that is applicable to the Issuer, the Seller or the affiliates of the Issuer or the Seller would, to the knowledge of the Seller, prohibit any sale pursuant to the Plan, the Seller shall give JPMS notice of such restriction as soon as practicable (such notice, a “Required Termination Notice”). Such notice shall merely state that a restriction applies and not include any information about the nature of the restriction or its applicability to the relevant entity.

(c)	The Seller shall be solely responsible for any sales made by JPMS in accordance with the Plan as the Seller’s agent prior to the termination of the Plan. In addition, if JPMS receives notice of termination (including any Required Termination Notice) or of any of the termination events listed above, JPMS shall nevertheless be entitled to make, and the Seller shall be solely responsible for, a sale hereunder pursuant to an offer made before such notice was received by JPMS.

(d)	Sections 6, 8 and 9 of this Letter Agreement shall survive any termination hereof.

3.	Selling Procedures.

(a) On each Trading Day during the Plan Period on which no Market Disruption Event (as defined below) occurs, JPMS shall use commercially reasonable efforts to sell as agent for the Seller and for the account of the Seller the number of Securities that JPMS is able, subject to market conditions and principles of best execution, to sell as agent for the Seller and for the account of the Seller on such Trading Day using commercially reasonable means in accordance with the Plan guidelines set forth in Annex A hereto. JPMS may sell Securities on the Principal Market, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Any numbers of Securities to be sold (and any corresponding sale price limits or ranges) set forth in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the Issuer or any similar event that occurs during the term of this Letter Agreement, as determined by JPMS in good faith and a commercially reasonable manner.

A “Trading Day” is any day during the Plan Period that the Principal Market is open for business and the Securities trade regular way on the Principal Market.

“Market Disruption Event” means that (i) there occurs any material (as reasonably determined by JPMS) suspension of or limitation on trading by the Principal Market, (ii) there occurs any event that materially (as reasonably determined by JPMS) disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Securities or futures or options contracts on the Securities or (iii) the Principal Market closes prior to its scheduled closing time for such Trading Day.

If JPMS determines that a Market Disruption Event has occurred, JPMS with promptly notify the Seller of such determination.

(b) In the event that JPMS, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMS) for JPMS to refrain from selling Securities on any day specified in the instructions provided by the Seller as set forth in Annex A or to sell fewer than the number of Securities otherwise specified in the instructions provided by the Seller, then JPMS may, in its sole discretion, elect that the number of Securities sold shall be reduced for such day to an amount determined by JPMS in its discretion. If JPMS determines that it is appropriate to refrain from selling Securities pursuant to this Section 3(b), JPMS with promptly notify the Seller of such determination.

(c) Any Securities sold pursuant to the Plan shall be sold under ordinary principles of best execution at the then-prevailing market price. Subject to the terms of the Plan as set forth herein (including Annex A hereto), JPMS shall have full discretion with respect to the execution of all sales, and the Seller acknowledges and agrees that the Seller does not have, and shall not attempt to exercise, any influence over how, when or whether sales of Securities are affected pursuant to the Plan. The Seller acknowledges and agrees that, in selling Securities pursuant to the Plan, JPMS will be an independent contractor and will not be acting as the Seller’s trustee or fiduciary or in any similar capacity.

4.	Delivery of Securities to be Sold and Proceeds of Sold Securities. Seller shall use commercially reasonable efforts to deliver the amount of Securities permitted under Rule 144 (as defined below) that are sold pursuant to the Plan into an account at JPMS in the Seller’s name prior to the applicable settlement date (as agreed by JPMS and Seller) following each Trading Day on which such Securities are sold. The proceeds of Securities sold, netted against any applicable fees, shall be paid to the Seller within one standard settlement cycle after the sale. JPMS shall provide notice of any sale to Seller with sufficient time and information to enable Seller to comply with its reporting obligations under Section 16 and Section 13 of the Exchange Act.

5.	Compensation. For the services provided in this Letter Agreement, the Seller agrees to pay to JPMS a fee as set forth in Annex A for the Securities sold pursuant to the terms of this Letter Agreement.

6.	Representations, Warranties and Agreements. The Seller represents and warrants to, and agrees with, to JPMS as follows:

(a) This Letter Agreement and the transactions contemplated herein have been duly authorized by the Seller and have been approved, to the extent required, pursuant to or under any and all applicable policies and procedures of the Issuer applicable to sales of Securities by the Seller; this Letter Agreement is the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Seller or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Seller is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein, other than reporting obligations of Seller under the Exchange Act.

(b) As of the date of this Letter Agreement, the Seller is not aware of any material nonpublic information concerning the Securities or the business, operations or prospects of the Issuer. The Seller shall deliver or cause to be delivered to JPMS, on or prior to the Start Date, a letter of the Issuer in the form attached hereto as Annex B.

(c) The Seller (i) has acted in good faith with respect to this Letter Agreement and the Plan and (ii) is engaging JPMS and entering into this Letter Agreement and the Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Until this Letter Agreement is terminated, the Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities.

(d) The Seller is not entering into this Letter Agreement to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress the price of the Securities (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Securities, and will not engage in any other securities or derivative transaction to such ends.

(e) During the term of this Letter Agreement, neither the Seller nor its officers or employees shall, directly or indirectly, disclose to any person at JPMS effecting sales under the Plan any material nonpublic information regarding the Issuer or the Securities or any information regarding the Issuer or the Securities that could reasonably be expected to influence the execution of the Plan.

(f) The Seller acknowledges that JPMS is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A), respectively, of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that each transaction under this Letter Agreement is intended to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and each payment or delivery of cash, Securities or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code, and the parties hereto are to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code.

(g) The Seller shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Seller and the transactions contemplated hereby, including, without limitation, reporting and filing requirements. The Seller acknowledges and agrees that it is not relying, and has not relied, upon JPMS or any affiliate of JPMS with respect to the legal, accounting, tax or other implications of the Plan and the transactions contemplated thereby and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. JPMS has made no representation and has no obligation with respect to whether the Plan or the transactions contemplated thereunder qualify for the affirmative defense provided by Rule 10b5-1.

(h) The Seller acquired and made full payment for the Securities that may be sold pursuant to the Plan prior to November 26, 2024. The Securities to be sold under the Plan are owned free and clear by the Seller and are not subject to any liens, security interests or other encumbrances or limitations on dispositions, other than any such limitations arising as a result of the fact that Seller may be an “affiliate”, as that term is defined in Rule 144 under the Securities Act of 1933 (“Rule 144”), of the Issuer.

(i) The Seller has no outstanding contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1(c)(1) and will not enter into any such contract, instruction or plan, except as specifically permitted by Rule 10b5-1(c)(1)(D) or Rule 10b5-1(c)(1)(E).

(j) From the date three months prior to the Start Date until the end of the Plan Period, neither the Seller nor any affiliate of the Seller nor any person who would be considered to be the same “person” as the Seller or “act[ing] in concert” with the Seller (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144) has sold or hedged or will, without the written consent of JPMS, sell or hedge (through swaps, options, short sales or otherwise) any long position in, any Securities. The Seller has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Securities in anticipation of or in connection with any sales of Securities that JPMS (or an affiliate of JPMS) may effect under the Plan. Except as provided herein, the Seller has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Securities that JPMS (or an affiliate of JPMS) may effect under the Plan. The Seller does not know or have any reason to believe that the Issuer has not complied with the reporting requirements set forth in Rule 144(c)(1). For the purposes of this paragraph, Securities shall be deemed to include securities convertible into or exchangeable or exercisable for Securities.

(k) The Seller shall file or cause to be filed, on the date hereof and in the manner contemplated by Rule 144(h), a notice on Form 144 relating to the Plan contemplated hereby in form and substance that JPMS has informed the Seller is acceptable to JPMS.

(l) The Seller is and, after giving effect to the Plan, will be in compliance with its reporting obligations under Section 16 and Section 13 of the Exchange Act, and the Seller will provide JPMS with a copy of any report filed thereunder in respect of the Plan promptly upon filing thereof.

7.	Other Sales by JPMS. Nothing herein shall preclude the sale by JPMS of Securities for JPMS’s own account, or the solicitation or execution of purchase or sale orders of Securities for the account of JPMS’s clients.

8.	Indemnification. The Seller shall indemnify JPMS its affiliates and the respective directors, officers, agents and employees of JPMS and its affiliates (each, a “JPMS Person”) against any justified and duly documented liabilities or expenses (including reasonable attorney’s fees and disbursements), or actions in respect of any liabilities or expenses, arising directly from the services furnished pursuant to this Letter Agreement including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from the negligence, willful misconduct or bad faith of JPMS in performing its services under this Letter Agreement. The Seller shall also promptly reimburse the JPMS Persons for all expenditures (including reasonable attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense.

9.	Limitation of Liability. No JPMS Person shall be liable in respect of any liabilities or expenses incurred by the Seller arising from or in connection with JPMS’s role or services under this Letter Agreement, except to the extent any such liabilities or expenses result from the negligence, willful misconduct or bad faith of JPMS in performing its services under this Letter Agreement.

10.	Amendment, Modification, Waiver or Termination. Any amendment, modification or waiver of this Letter Agreement or the Plan must be effected in accordance with the requirements for the amendment of a “plan” as defined in paragraph (c) of Rule 10b5-1 and as contemplated by Rule 10b5-1(c)(1)(iv). Without limiting the generality of the foregoing, any amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment or modification shall be made at any time at which the Seller is aware of any material nonpublic information concerning the Issuer or the Securities. The Seller acknowledges and agrees that any action taken by it that results in the termination of the Plan pursuant to Section 2 is subject to the principles set forth in this section.

11.	Notices. Any written communication shall be sent to the address specified below: and shall become effective upon receipt:

(a)	if to JPMS, to it at

J.P. Morgan Securities LLC
383 Madison Avenue, 6th Floor
New York, NY 10179
Attention: Brett Chalmers
Telephone:

or at such other address as may from time to time be designated by notice to the Seller in writing; and

(b)	if to the Seller, to it at

TotalEnergies SE
2 place Jean Millier
92400 Courbevoie
France
Attn: Paul Moss-Bowpitt
Telephone:

or at such other address as may from time to time be designated by notice to JPMS in writing.

12.	Assignment. Neither party may assign its rights and obligations under this Letter Agreement to any other party; provided that JPMS may assign its rights and obligations under this Letter Agreement to any subsidiary of J.P. Morgan Chase & Co.

13.	Governing Law; Waiver of Jury Trial; Counterparts.

(a) This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the law of the State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) This Letter Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. This Letter Agreement may be delivered via facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.	Recognition of the U.S. Special Resolution Regimes.

(a)	In the event that JPMS becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from JPMS of this Letter Agreement, and any interest and obligation in or under this Letter Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime.

(b)	In the event that JPMS or a BHC Act Affiliate of JPMS becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights under this Letter Agreement that may be exercised against JPMS are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

(c)	For purposes of this Section 13 the following terms shall have the following meanings:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

J.P. MORGAN SECURITIES LLC

By:	/s/ Brett Chalmers
	Name:	Brett Chalmers
	Title:	Executive Director

Agreed to and accepted as of:

TotalEnergies SE

By:	/s/ Paul Moss-Bowpitt
	Name:	Paul Moss-Bowpitt
	Title:	Authorized Signatory

TotalEnergies Marketing Services SAS

By:	/s/ Clément Berthiau
	Name:	Clément Berthiau
	Title:	Authorized Signatory